Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-201534);
(2) Registration Statement (Form S-8 No. 333-148619);
(3) Registration Statement (Form S-8 No. 333-131767);
(4) Registration Statement (Form S-8 No. 333-83872);
(5) Registration Statement (Form S-3 No. 333-210146);
(6) Registration Statement (Form S-3 No. 333-217062);
(7) Registration Statement (Form S-3ASR No. 333-237571);
(8) Registration Statement (Form S-3 No. 333-223892); and
(9) Registration Statement (Form S-8 No. 333-227017).

of our report dated February 15, 2021, with respect to the consolidated financial statements of Stagecoach Gas Services LLC included in this Annual Report (Form 10-K) of Crestwood Equity Partners LP for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Houston, Texas
February 25, 2022